Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information is provided in connection with, and should be read in conjunction with, the consolidated financial statements included in this Annual Report on Form 10-K. We operate on a fiscal year ending on April 30. The following discussion and analysis is for the fiscal year ended April 30, 2010.

Overview

We are a self-advised equity real estate investment trust engaged in owning and operating income-producing real properties. Our investments include multi-family residential properties and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Our properties are diversified in property type and location. As of April 30, 2010, our real estate portfolio consisted of 78 multi-family residential properties containing 9,691 apartment units and having a total real estate investment amount net of accumulated depreciation of $426.9 million, and 173 commercial properties containing approximately 12.0 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $1.1 billion. Our commercial properties consist of:

•	67 commercial office properties containing approximately 5.0 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $494.3 million;

•
54 commercial medical properties (including senior housing) containing approximately 2.6 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $376.6 million;

•
19 commercial industrial properties containing approximately 3.0 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $97.8 million; and

•	33 commercial retail properties containing approximately 1.4 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $96.3 million.

Our primary source of income and cash is rents associated with multi-family residential and commercial leases.  Our business objective is to increase shareholder value by employing a disciplined investment strategy.  This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, and adhering to targeted returns in acquiring properties.

Total revenues of IRET Properties, our operating partnership, increased by $3.1 million to $237.4 million in fiscal year 2010, compared to $234.3 million in fiscal year 2009.  This increase was primarily attributable to the addition of new real estate properties.  We estimate that rent concessions offered to tenants during the twelve months ended April 30, 2010 lowered our operating revenues by approximately $3.0 million, compared to $3.1 million for fiscal year 2009.  Expenses increased during fiscal year 2010, with real estate taxes, insurance, maintenance and property management expense all increasing from year-earlier levels.

On an all-property basis, physical occupancy levels in our total commercial property segments decreased to 87.4% in fiscal year 2010 from 91.0% in fiscal year 2009.  Physical occupancy rates in our commercial medical segment increased; physical occupancy in our commercial office, commercial industrial and commercial retail segments decreased.  Physical occupancy in our multi-family residential segment decreased to 89.6% in fiscal year 2010 on an all-property basis, from 92.5% in fiscal year 2009.

During fiscal year 2010, we continued to pursue our announced goal of transferring the management of the majority of our commercial and multi-family residential properties from third-party property management companies to our own employees. As of April 30, 2010, the Company had under internal management a total of 120 properties in its commercial office, commercial medical, commercial industrial and commercial retail segments, totaling approximately 7.5 million square feet. Approximately 52.2% of the properties in the Company’s commercial office segment, 75.9% of the properties in its commercial medical segment, 73.7% of the properties in its commercial industrial segment, and 90.9% of the properties in its commercial retail segment, were internally managed by Company employees as of April 30, 2010.  IRET continues to evaluate its portfolio of commercial properties to determine additional suitable candidates for internal management, and to establish appropriate timelines to accomplish the transfers.

2010 Annual Report 2

The transition to internal management in the Company’s multi-family residential segment was a significant focus of Company resources and management efforts during fiscal year 2010. As of April 30, 2010, approximately 39.7% of the properties in the Company’s multi-family residential segment were internally managed by Company employees, or approximately 3,963 units in 31 properties. During fiscal year 2010, the Company added a significant number of new employees, many of whom were hired to work in multi-family residential property management.  As of April 30, 2010, the Company had 218 employees, of which 191 were full-time and 27 part-time employees; of these 218 employees, 49 are corporate staff in our Minot, North Dakota and Eden Prairie, Minnesota offices, and 169 are property management employees based at our properties or in local property management offices. These additions to staff, and associated investments in equipment, accounting and other support systems, represent a significant expense to the Company, which is reflected in an increase in property management expense attributable to the Company’s internal property management initiative of approximately $1.4 million for the twelve months ended April 30, 2010, primarily in the multi-family residential segment.

IRET's fiscal year 2010 results reflect the continuing challenges the real estate industry faced during the twelve months ended April 30, 2010, and worsening conditions in IRET's multi-family residential segment in particular.  During the year, factors adversely affecting demand for IRET’s commercial and multi-family properties continued to be pervasive across the United States and in IRET’s markets, with commercial tenants continuing to focus on reducing costs through space reductions and lower rents. Additionally, continued job losses pressured occupancy and revenue in the Company’s multi-family residential segment. We expect current credit market conditions and the continued high level of unemployment to maintain or increase credit stresses on Company tenants, and continue to expect this tenant stress to lead to increases in past due accounts and vacancies.

Additional information and more detailed discussions of our fiscal year 2010 operating results are found in the following sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Critical Accounting Policies

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this Annual Report on Form 10-K.

Real Estate. Real estate is carried at cost, net of accumulated depreciation, less an adjustment for impairment, if any. Depreciation requires an estimate by management of the useful life of each property as well as an allocation of the costs associated with a property to its various components. As described further below, the process of allocating property costs to its components involves a considerable amount of subjective judgments to be made by Company management. If the Company does not allocate these costs appropriately or incorrectly estimates the useful lives of its real estate, depreciation expense may be misstated. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment. Maintenance and repairs are charged to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years.

Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible assets (including land, buildings and personal property), which is determined by valuing the property as if it were vacant, and considers whether there were significant intangible assets acquired (for example, above-and below-market leases, the value of acquired in-place leases, and tenant relationships) and acquired liabilities, and allocates the purchase price based on these assessments. The as-if-vacant value is allocated to land, buildings, and personal property based on management’s determination of the relative fair value of these assets. The estimated fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to estimate fair value include discounted cash flow analysis and reference to recent sales of comparable properties. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Land value is assigned based on the purchase price if land is acquired separately, or based on estimated market value if acquired in a merger or in a portfolio acquisition.

Above-market and below-market in-place lease values for acquired properties are estimated based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company performs this analysis on a lease-by-lease basis. The capitalized above-market or below-market intangible is amortized to rental income over the remaining non

2010 Annual Report 3

cancelable terms of the respective leases.

Other intangible assets acquired include amounts for in-place lease values that are based upon the Company’s evaluation of the specific characteristics of the leases. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence and marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

Property sales or dispositions are recorded when title transfers and sufficient consideration is received by the Company and the Company has no significant continuing involvement with the property sold.

Impairment.  The Company’s long-lived assets are reviewed for impairment quarterly if events or changes in circumstances (such as adverse market conditions, including conditions resulting from an ongoing economic recession) indicate that a long-lived asset might be impaired. Judgments regarding existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and events that occur that affect the financial strength of significant tenants of the assets, including tenants who have filed for bankruptcy.  For long-lived assets in which an impairment indicator is present, the Company compares the expected future undiscounted cash flows for the long-lived asset against the carrying amount of the asset, including any associated intangibles, subject to evaluation. The evaluation of undiscounted cash flows is subjective and reflects assumptions regarding current market conditions relative to the long-lived asset being evaluated, such as future occupancy, rental rates and capital requirements.  A worsening real estate market may cause the Company to re-evaluate the assumptions used in our impairment analysis.  If there is an indication of impairment based on this evaluation, possible impairment is evaluated based on the estimated fair value (typically based on a current independent appraisal) of the long-lived asset in comparison to its carrying value.  The results of the Company’s evaluation of impairment analysis could be material to the Company’s financial statements.

Allowance for Doubtful Accounts. The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts (approximately $257,000 as of April 30, 2010) for estimated losses resulting from the inability of tenants to make required payments under their respective lease agreements. The Company also maintains an allowance for receivables arising from the straight-lining of rents (approximately $912,000 as of April 30, 2010) and from mortgage loans (approximately $3,000 as of April 30, 2010). The straight-lining of rents receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. If estimates differ from actual results this would impact reported results.

Revenue Recognition - The Company has the following revenue sources and revenue recognition policies:

•
Base Rents - income arising from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent increases and abated rent under the leases.  Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management's assumptions relating to such tenant's viability.

•
Percentage Rents - income arising from retail tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).

•
Expense Reimbursement Income – revenue arising from tenant leases, which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.

Income Taxes. The Company operates in a manner intended to enable it to continue to qualify as a REIT under

2010 Annual Report 4

Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a distribution to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company intends to distribute to its shareholders 100% of its taxable income. Therefore, no provision for Federal income taxes is required. If the Company fails to distribute the required amount of income to its shareholders, it would fail to qualify as a REIT and substantial adverse tax consequences may result.

The Company has one TRS, acquired during the fourth quarter of fiscal year 2010, which is subject to corporate federal and state income taxes on its taxable income at regular statutory rates.  For fiscal year 2010, the Company’s TRS had a small net operating loss.  There were no income tax provisions or material deferred income tax items for our TRS for the fiscal year ended April 30, 2010.  The Company’s TRS is the tenant in the Company’s Wyoming assisted living facilities.

The Company’s taxable income is affected by a number of factors, including, but not limited to, the following:  that the Company’s tenants perform their obligations under their leases with the Company; that the Company’s tax and accounting positions do not change; and that the number of issued and outstanding shares of the Company’s common stock remain relatively unchanged.  These factors, which impact the Company’s taxable income, are subject to change, and many are outside the control of the Company.  If actual results vary, the Company’s taxable income may change.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 to our Consolidated Financial Statements.

RESULTS OF OPERATIONS

Revenues

Total revenues for fiscal year 2010 were $237.4 million, compared to $234.3 million in fiscal year 2009 and $215.3 million in fiscal year 2008. Revenues during fiscal year 2010 were $3.1 million greater than revenues in fiscal year 2009 and revenues during fiscal year 2009 were $19.0 million greater than in fiscal year 2008.

For fiscal 2010, the increase in revenue of $3.1 million resulted from:

(in thousands)
Rent in Fiscal 2010 from 9 properties acquired in fiscal year 2009 in excess of that received in 2009 from the same 9 properties	$2,234
Rent from 10 properties acquired in fiscal year 2010	4,243
Decrease in rental income on stabilized properties due primarily to a decrease in occupancy in all segments	(3,411)
$3,066

For fiscal 2009, the increase in revenue of $19.0 million resulted from:

(in thousands)
Rent from 24 properties acquired in fiscal year 2008 in excess of that received in 2008 from the same 24 properties	$15,431
Rent from 9 properties acquired in fiscal year 2009	2,093
Increase in rental income on stabilized properties due primarily to increase in rents in our multi-family residential and commercial medical segments	1,522
$19,046

As illustrated above, the majority of the increase in our gross revenue for fiscal years 2010 and 2009 ($6.5 million and $17.5 million respectively) resulted from the addition of new real estate properties to the IRET Properties’ portfolio. Rental Revenue in fiscal year 2010 from stabilized properties decreased $3.4 million, while fiscal year 2009 resulted in an increase in these same stabilized properties of $1.5 million. For the next 12 months, we continue to look to acquisitions of new properties and recovery in our stabilized portfolio to be the most significant factors in any increases in our revenues and ultimately our net income.  However, we have not observed any marked and

2010 Annual Report 5

sustained decline in the prices at which investment properties are offered for sale, which, combined with the general lack of improvement in operating fundamentals, makes identifying attractive acquisition possibilities a continuing challenge.  Additionally, financial markets continue to experience volatility and uncertainty, with liquidity continuing to be constrained in the debt markets in particular.  Consequently, there is ongoing uncertainty regarding our ability to identify acquisition targets and to access the credit markets in order to attract financing on reasonable terms, and our ability to make acquisitions accordingly could be adversely affected.

Gain on Sale of Real Estate

The Company realized a gain on sale of real estate, land and other investments for fiscal year 2010 of approximately $68,000. This compares to approximately $54,000 of gain on sale of real estate recognized in fiscal 2009 and approximately $556,000 recognized in fiscal 2008.

Net Operating Income

The following tables report segment financial information.  We measure the performance of our segments based on net operating income (“NOI”), which we define as total real estate revenues less real estate expenses and real estate taxes (excluding depreciation and amortization related to real estate investments and impairment of real estate investments).  We believe that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of core operations that is unaffected by depreciation, amortization, financing and general and administrative expense.  NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income, net income available for common shareholders or cash flow from operating activities as a measure of financial performance.

The following tables show real estate revenues, real estate operating expenses and NOI by reportable operating segment for fiscal years 2010, 2009 and 2008.  For a reconciliation of net operating income of reportable segments to operating income as reported, see Note 11 of the Notes to Consolidated Financial Statements in this report.

The tables also show net operating income by reportable operating segment on a stabilized property and non-stabilized property basis.  Stabilized properties are properties owned and in operation for the entirety of the periods being compared (including properties that were redeveloped or expanded during the periods being compared, with properties purchased or sold during the periods being compared excluded from the stabilized property category).  This comparison allows the Company to evaluate the performance of existing properties and their contribution to net income.  Management believes that measuring performance on a stabilized property basis is useful to investors because it enables evaluation of how the Company’s properties are performing year over year.  Management uses this measure to assess whether or not it has been successful in increasing net operating income, renewing the leases of existing tenants, controlling operating costs and appropriately handling capital improvements.

	(in thousands)
Year Ended April 30, 2010	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

Real estate revenue	$71,150	$82,079	$57,439	$13,304	$13,420	$237,392
Real estate expenses
Utilities	6,777	7,188	2,937	185	488	17,575
Maintenance	10,163	11,127	4,210	758	1,348	27,606
Real estate taxes	6,565	14,150	5,046	2,593	2,148	30,502
Insurance	1,800	1,051	479	228	197	3,755
Property management	9,579	3,317	5,232	435	637	19,200
Total real estate expenses	$34,884	$36,833	$17,904	$4,199	$4,818	$98,638
Gain on involuntary conversion	1,660	0	0	0	0	1,660
Net operating income	$37,926	$45,246	$39,535	$9,105	$8,602	$140,414

Stabilized net operating income	$34,377	$45,301	$37,196	$8,486	$8,602	$133,962
Non-stabilized net operating income	3,549	(55)	2,339	619	0	6,452
Total net operating income	$37,926	$45,246	$39,535	$9,105	$8,602	$140,414

2010 Annual Report 6

	(in thousands)
Year Ended April 30, 2009	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

Real estate revenue	$71,219	$83,446	$52,547	$12,711	$14,403	$234,326
Real estate expenses
Utilities	7,311	7,851	2,859	93	448	18,562
Maintenance	9,670	11,287	4,046	582	1,448	27,033
Real estate taxes	6,909	13,850	4,515	1,926	2,180	29,380
Insurance	1,178	1,003	419	175	182	2,957
Property management	8,355	3,653	4,207	446	807	17,468
Total real estate expenses	$33,423	$37,644	$16,046	$3,222	$5,065	$95,400
Net operating income	$37,796	$45,802	$36,501	$9,489	$9,338	$138,926

Stabilized net operating income	$36,835	$45,713	$35,929	$9,371	$9,338	$137,186
Non-stabilized net operating income	961	89	572	118	0	1,740
Total net operating income	$37,796	$45,802	$36,501	$9,489	$9,338	$138,926

	(in thousands)
Year Ended April 30, 2008	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

Real estate revenue	$67,105	$84,042	$38,409	$11,691	$14,033	$215,280
Real estate expenses
Utilities	6,997	7,743	2,111	131	420	17,402
Maintenance	9,105	10,522	2,757	558	1,108	24,050
Real estate taxes	6,494	13,140	2,977	1,346	2,142	26,099
Insurance	1,070	901	257	135	169	2,532
Property management	8,161	3,900	1,654	359	427	14,501
Total real estate expenses	$31,827	$36,206	$9,756	$2,529	$4,266	$84,584
Net operating income	$35,278	$47,836	$28,653	$9,162	$9,767	$130,696

Stabilized net operating income	$34,420	$47,536	$26,906	$7,576	$9,767	$126,205
Non-stabilized net operating income	858	300	1,747	1,586	0	4,491
Total net operating income	$35,278	$47,836	$28,653	$9,162	$9,767	$130,696

Changes in Expenses and Net Income

Net income available to common shareholders for fiscal year 2010 was $1.6 million, compared to $6.2 million in fiscal year 2009 and $9.7 million in fiscal year 2008. On a per common share basis, net income was $.03 per common share in fiscal year 2010, compared to $.11 per common share in fiscal year 2009 and $.18 in fiscal year 2008.  On a per common share basis from continuing operations – Investors Real Estate Trust, earnings per share basis was $.04 per common share in fiscal year 2010, compared to $.11 per common share in fiscal year 2009 and $.17 per common share in fiscal year 2008. On a per common share basis from discontinued operations – Investors Real Estate Trust, (losses) earnings per share basis was ($.01) per common share in fiscal year 2010, compared to $.00 per common share in fiscal year 2009 and $.01 per common share in fiscal year 2008.

These changes in net income result from the changes in revenues and expenses detailed below:

2010 Annual Report 7

Changes in net income available to common shareholders for fiscal year 2010 resulted from:

(in thousands)
A decrease in net income attributable to noncontrolling interests - Operating Partnership	$1,665
An increase in gain on involuntary conversion	1,660
An increase in other income	41

These increases were offset by:
An increase in depreciation/amortization expense related to real estate investments	(2,742)
An increase in other expenses, administrative, advisory and trustee services	(2,409)
An increase in loss from discontinued operations	(827)
An increase in impairment of real estate investment	(708)
An increase in interest expense primarily due to debt placed on new acquisitions	(609)
An increase in amortization related to non-real estate investments	(302)
A decrease in net operating income primarily due to vacancy on stabilized properties	(172)
A decrease in interest income	(60)
A decrease in net loss attributable to noncontrolling interests - consolidated real estate entities	(62)
Total decrease in fiscal 2010 net income available to common shareholders	$(4,525)

Changes in net income available to common shareholders for fiscal year 2009 resulted from:

(in thousands)
An increase in net operating income primarily due to new acquisitions	$8,230
A decrease in net income attributable to noncontrolling interests - Operating Partnership	1,450
A decrease in other expenses, administrative, advisory and trustee services	225

These increases were offset by:
An increase in interest expense primarily due to debt placed on new acquisitions	(5,338)
An increase in depreciation/amortization expense related to real estate investments	(4,609)
A decrease in interest income	(1,486)
A decrease in income from discontinued operations	(953)
An increase in amortization related to non-real estate investments	(592)
A decrease in other income	(351)
A decrease in net loss attributable to noncontrolling interests - consolidated real estate entities	(96)
A decrease in gain on sale of other investments	(42)
Total decrease in fiscal 2009 net income available to common shareholders	$(3,562)

Factors Impacting Net Income During Fiscal Year 2010 as Compared to Fiscal Year 2009

Physical occupancy rates in four of our five segments, on an all properties basis, decreased compared to the year-earlier period, and real estate revenue decreased in three of our five segments in fiscal year 2010 compared to fiscal year 2009.  Net income available to common shareholders decreased to $1.6 million in fiscal year 2010, compared to $6.2 million in fiscal year 2009.  Revenue increases during fiscal year 2010 were offset by increases in maintenance, real estate taxes, property management and insurance expense.

•
Physical Occupancy.  During fiscal year 2010, physical occupancy levels at our properties on an all properties basis decreased over year-earlier levels in four of our five reportable segments (multi-family, commercial office, commercial industrial and commercial retail), and increased slightly in our commercial medical segment.  Physical occupancy rates on a stabilized property basis for the fiscal year ended April 30, 2010 decreased in all of our reportable segments compared to the fiscal year ended April 30, 2009, and are shown below:

2010 Annual Report 8

	Stabilized Properties		All Properties
	Fiscal Year Ended April 30,		Fiscal Year Ended April 30,
Segments	2010	2009	2010	2009
Multi-Family Residential	89.6%	92.8%	89.6%	92.5%
Commercial Office	84.2%	87.4%	83.4%	87.3%
Commercial Medical	94.5%	95.6%	95.1%	95.0%
Commercial Industrial	90.4%	96.9%	90.8%	97.0%
Commercial Retail	79.9%	84.7%	79.9%	84.7%

•
Concessions.  Our overall level of tenant concessions decreased for the fiscal year ended April 30, 2010 compared to the year-earlier period. To maintain or increase physical occupancy levels at our properties, we may offer tenant incentives, generally in the form of lower or abated rents, which results in decreased revenues and income from operations at our properties.  Rent concessions offered during the fiscal year ended April 30, 2010 lowered our operating revenues by approximately $3.0 million, as compared to an approximately $3.1 million reduction in operating revenues attributable to rent concessions offered in fiscal year 2009.

The following table shows the approximate reduction in our operating revenues due to rent concessions, by segment, for the fiscal years ended April 30, 2010 and 2009:

	(in thousands)
	Fiscal Year Ended April 30,
	2010	2009	Change
Multi-Family Residential	$1,776	$1,784	$(8)
Commercial Office	747	1,036	(289)
Commercial Medical	381	34	347
Commercial Industrial	99	220	(121)
Commercial Retail	27	44	(17)
Total	$3,030	$3,118	$(88)

•
Increased Maintenance Expense.  Maintenance expenses totaled $27.6 million in fiscal year 2010, compared to $27.0 million in fiscal year 2009.  Maintenance expenses at properties newly acquired in fiscal years 2010 and 2009 added approximately $421,000 to the maintenance expense category during fiscal year 2010, while maintenance expenses at existing properties increased by approximately $152,000, primarily for payroll and taxes and vehicle expenses at our multi-family residential segment resulting in a net increase of approximately $573,000 million or 2.1% in maintenance expenses in fiscal year 2010 compared to fiscal year 2009.  Under the terms of most of our commercial leases, the full cost of maintenance is paid by the tenant as additional rent. For our noncommercial real estate properties, any increase in our maintenance costs must be collected from tenants in the form of general rent increases.

Maintenance expenses by reportable segment for the fiscal years ended April 30, 2010 and 2009 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$10,163	$11,127	$4,210	$758	$1,348	$27,606
2009	$9,670	$11,287	$4,046	$582	$1,448	$27,033
Change	$493	$(160)	$164	$176	$(100)	$573
% change (2010 vs. 2009)	5.1%	(1.4%)	4.1%	30.2%	(6.9%)	2.1%

Stabilized	$352	$(186)	$(90)	$176	$(100)	$152
Non-stabilized	$141	$26	$254	$0	$0	$421
Change	$493	$(160)	$164	$176	$(100)	$573

•	Decreased Utility Expense. Utility expense totaled $17.6 million in fiscal year 2010, compared to $18.6

2010 Annual Report 9

million in fiscal year 2009.  Utility expenses at properties newly acquired in fiscal years 2010 and 2009 added $313,000 to the utility expense category during fiscal year 2010 (with our commercial medical segment accounting for $311,000), while utility expenses at existing properties decreased by $1.3 million, primarily due in part to decreased heating costs compared to last year’s unseasonably cold temperatures and, to a lesser degree, decreased rates in fiscal year 2010 compared to fiscal year 2009’s higher fuel costs (notably in our commercial office segment with a decrease of $682,000), for a total decrease of $987,000 or 5.3% in utility expenses in fiscal year 2010 compared to fiscal year 2009.

Utility expenses by reportable segment for the fiscal years ended April 30, 2010 and 2009 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$6,777	$7,188	$2,937	$185	$488	$17,575
2009	$7,311	$7,851	$2,859	$93	$448	$18,562
Change	$(534)	$(663)	$78	$92	$40	$(987)
% change (2010 vs. 2009)	(7.3%)	(8.4%)	2.7%	98.9%	8.9%	(5.3%)

Stabilized	$(518)	$(682)	$(233)	$93	$40	$(1,300)
Non-stabilized	$(16)	$19	$311	$(1)	$0	$313
Change	$(534)	$(663)	$78	$92	$40	$(987)

•
Decreased Mortgage Interest Expense.  Our mortgage interest expense decreased approximately $641,000, or 1.0%, to approximately $65.4 million during fiscal year 2010, compared to $66.0 million in fiscal year 2009. Mortgage interest expense for properties newly acquired in fiscal years 2010 and 2009 added $887,000 to our total mortgage interest expense in fiscal year 2010, while mortgage interest expense on existing properties decreased $1.5 million.  Our overall weighted average interest rate on all outstanding mortgage debt was 6.17% as of April 30, 2010, compared to 6.30% as of April 30, 2009.  Our mortgage debt decreased approximately $12.5 million, or 1.2%, to approximately $1.1 billion as of April 30, 2010, compared to April 30, 2009.

Mortgage interest expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$18,233	$22,864	$17,023	$3,937	$3,392	$65,449
2009	$17,890	$23,658	$16,870	$3,803	$3,869	$66,090
Change	$343	$(794)	$153	$134	$(477)	$(641)
% change (2010 vs. 2009)	1.9%	(3.4%)	0.9%	3.5%	(12.3%)	(1.0%)

Stabilized	$287	$(794)	$(457)	$(87)	$(477)	$(1,528)
Non-stabilized	$56	$0	$610	$221	$0	$887
Change	$343	$(794)	$153	$134	$(477)	$(641)

•
Decreased Amortization Expense. The Company allocates a portion of the purchase price paid for properties to in-place lease intangible assets.  The amortization period of these intangible assets is the term of the lease, rather than the estimated life of the buildings and improvements.  The Company accordingly initially records additional amortization expense due to this shorter amortization period, which has the effect in the short term of decreasing the Company’s net income available to common shareholders, as computed in accordance with GAAP.  Amortization expense related to in-places leases totaled $8.6 million in fiscal year 2010, compared to $10.2 million in fiscal year 2009. The decrease in amortization expense in fiscal year 2010 compared to fiscal year 2009 was primarily due to prior years’ acquisitions becoming completely amortized.

•
Increased Real Estate Tax Expense.  Real estate taxes on properties newly acquired in fiscal years 2010 and 2009 added $192,000 to real estate tax expense (with our commercial industrial segment accounting for $161,000), while real estate taxes on existing properties increased by approximately $930,000, for a total

2010 Annual Report 10

increase of $1.1 million or 3.8% in real estate tax expense in fiscal year 2010 compared to fiscal year 2009, from $29.4 million to $30.5 million.  The increase in real estate taxes was primarily due to higher value assessments or increased tax levies on our stabilized properties.

Real estate tax expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$6,565	$14,150	$5,046	$2,593	$2,148	$30,502
2009	$6,909	$13,850	$4,515	$1,926	$2,180	$29,380
Change	$(344)	$300	$531	$667	$(32)	$1,122
% change (2010 vs. 2009)	(5.0%)	2.2%	11.8%	34.6%	(1.5%)	3.8%

Stabilized	$(218)	$262	$412	$506	$(32)	$930
Non-stabilized	$(126)	$38	$119	$161	$0	$192
Change	$(344)	$300	$531	$667	$(32)	$1,122

•
Increased Insurance Expense.  Insurance expense increased in fiscal year 2010 compared to fiscal year 2009, from $3.0 million to $3.8 million, an increase of approximately 27.0%.  Insurance expense at properties newly-acquired in fiscal years 2010 and 2009 added approximately $99,000 to insurance expense, while insurance expense at existing properties increased by approximately $699,000, for an increase of approximately $798,000 in insurance expense in fiscal year 2010 compared to fiscal year 2009.  The increase in insurance expense at stabilized properties is due to an increase in premiums, most notably in our multi-family residential segment of $578,000.

Insurance expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$1,800	$1,051	$479	$228	$197	$3,755
2009	$1,178	$1,003	$419	$175	$182	$2,957
Change	$622	$48	$60	$53	$15	$798
% change (2010 vs. 2009)	52.8%	4.8%	14.3%	30.3%	8.2%	27.0%

Stabilized	$578	$39	$20	$47	$15	$699
Non-stabilized	$44	$9	$40	$6	$0	$99
Change	$622	$48	$60	$53	$15	$798

•
Increased Property Management Expense.  Property management expense increased in fiscal year 2010 compared to fiscal year 2009, from $17.5 million to $19.2 million, an increase of $1.7 million or approximately 9.9%.  Property management expenses at properties newly acquired in fiscal years 2010 and 2009 added $2.4 million to the property management category during fiscal year 2010 (with our commercial medical segment accounting for $2.2 million) while property management expenses at existing properties decreased by $667,000 primarily as a result of a reduction in bad debt expense.

Property management expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

2010 Annual Report 11

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$9,579	$3,317	$5,232	$435	$637	$19,200
2009	$8,355	$3,653	$4,207	$446	$807	$17,468
Change	$1,224	$(336)	$1,025	$(11)	$(170)	$1,732
% change (2010 vs. 2009)	14.6%	(9.2%)	24.4%	(2.5%)	(21.1%)	9.9%

Stabilized	$1,104	$(362)	$(1,213)	$(26)	$(170)	$(667)
Non-stabilized	$120	$26	$2,238	$15	$0	$2,399
Change	$1,224	$(336)	$1,025	$(11)	$(170)	$1,732

Factors Impacting Net Income During Fiscal Year 2009 as Compared to Fiscal Year 2008

Physical occupancy rates in three of our five segments, on an all properties basis, decreased slightly compared to the year-earlier period, and real estate revenue increased in four of our five segments in fiscal year 2009 compared to fiscal year 2008.  Net income available to common shareholders decreased to $6.2 million in fiscal year 2009, compared to $9.7 million in fiscal year 2008.  Revenue increases during fiscal year 2009 were offset by increases in maintenance, utilities, mortgage interest due to increased borrowing, real estate taxes, property management, insurance and amortization expense.

•
Physical Occupancy.  During fiscal year 2009, physical occupancy levels at our properties, on an all properties basis, decreased slightly over year-earlier levels in three of our five reportable segments (commercial office, commercial medical and commercial retail), and increased in our multi-family and commercial industrial segments.  Physical occupancy rates on a stabilized property basis for the fiscal year ended April 30, 2009 compared to the fiscal year ended April 30, 2008 are shown below:

	Stabilized Properties		All Properties
	Fiscal Year Ended April 30,		Fiscal Year Ended April 30,
Segments	2009	2008	2009	2008
Multi-Family Residential	92.5%	92.7%	92.4%	91.7%
Commercial Office	87.0%	89.3%	87.3%	89.4%
Commercial Medical	95.8%	96.2%	95.0%	97.0%
Commercial Industrial	96.0%	95.2%	97.0%	96.6%
Commercial Retail	84.7%	86.4%	84.7%	86.4%

•
Concessions.  Our overall level of tenant concessions increased for the fiscal year ended April 30, 2009 compared to the year-earlier period. To maintain or increase physical occupancy levels at our properties, we may offer tenant incentives, generally in the form of lower or abated rents, which results in decreased revenues and income from operations at our properties.  Rent concessions offered during the fiscal year ended April 30, 2009 lowered our operating revenues by approximately $3.1 million, as compared to an approximately $2.6 million reduction in operating revenues attributable to rent concessions offered in fiscal year 2008.

The following table shows the approximate reduction in our operating revenues due to rent concessions, by segment, for the fiscal years ended April 30, 2009 and 2008:

	(in thousands)
	Fiscal Year Ended April 30,
	2009	2008	Change
Multi-Family Residential	$1,784	$1,855	$(71)
Commercial Office	1,036	692	344
Commercial Medical	34	34	0
Commercial Industrial	220	0	220
Commercial Retail	44	31	13
Total	$3,118	$2,612	$506

2010 Annual Report 12

•
Increased Maintenance Expense.  Maintenance expenses totaled $27.0 million in fiscal year 2009, compared to $24.1 million in fiscal year 2008.  Maintenance expenses at properties newly acquired in fiscal years 2009 and 2008 added $1.4 million to the maintenance expense category during fiscal year 2009 (with our commercial medical segment accounting for $1.2 million), while maintenance expenses at existing properties increased by approximately $1.5 million, primarily for snow removal at our multi-family residential and commercial retail segments and building maintenance costs at our commercial office, commercial medical and commercial industrial segments, resulting in a net increase of $3.0 million or 12.4% in maintenance expenses in fiscal year 2009 compared to fiscal year 2008.  Under the terms of most of our commercial leases, the full cost of maintenance is paid by the tenant as additional rent. For our noncommercial real estate properties, any increase in our maintenance costs must be collected from tenants in the form of general rent increases.

Maintenance expenses by reportable segment for the fiscal years ended April 30, 2009 and 2008 were as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2009	$9,670	$11,287	$4,046	$582	$1,448	$27,033
2008	$9,105	$10,522	$2,757	$558	$1,108	$24,050
Change	$565	$765	$1,289	$24	$340	$2,983
% change (2009 vs. 2008)	6.2%	7.3%	46.8%	4.3%	30.7%	12.4%

Stabilized	$470	$572	$129	$29	$340	$1,540
Non-stabilized	$95	$193	$1,160	$(5)	$0	$1,443
Change	$565	$765	$1,289	$24	$340	$2,983

•
Increased Utility Expense.  Utility expense totaled $18.6 million in fiscal year 2009, compared to $17.4 million in fiscal year 2008.  Utility expenses at properties newly acquired in fiscal years 2009 and 2008 added $787,000 to the utility expense category during fiscal year 2009 (with our commercial medical segment accounting for $646,000), while utility expenses at existing properties increased by $373,000, primarily due to increased heating costs due to unseasonably cold temperatures and, to a lesser degree, increased rates from higher fuel costs, (notably in our multi-family residential segment with an increase of $202,000), for a total increase of $1.2 million or 6.7% in utility expenses in fiscal year 2009 compared to fiscal year 2008.

Utility expenses by reportable segment for the fiscal years ended April 30, 2009 and 2008 were as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2009	$7,311	$7,851	$2,859	$93	$448	$18,562
2008	$6,997	$7,743	$2,111	$131	$420	$17,402
Change	$314	$108	$748	$(38)	$28	$1,160
% change (2009 vs. 2008)	4.5%	1.4%	35.4%	(29.0%)	6.7%	6.7%

Stabilized	$202	$29	$102	$12	$28	$373
Non-stabilized	$112	$79	$646	$(50)	$0	$787
Change	$314	$108	$748	$(38)	$28	$1,160

•
Increased Mortgage Interest Expense.  Our mortgage interest expense increased approximately $5.3 million, or 8.7%, to approximately $66.0 million during fiscal year 2009, compared to $60.8 million in fiscal year 2008. Mortgage interest expense for properties newly acquired in fiscal years 2009 and 2008 added $5.2 million to our total mortgage interest expense in fiscal year 2009, while mortgage interest expense on existing properties increased $142,000.  Our overall weighted average interest rate on all outstanding mortgage debt was 6.30% as of April 30, 2009, compared to 6.37% as of April 30, 2008.  Our mortgage debt increased approximately $6.3 million, or 0.6%, to approximately $1.1 billion as of April 30, 2009, compared to April 30, 2008.

2010 Annual Report 13

Mortgage interest expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 was as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2009	$17,890	$23,658	$16,870	$3,803	$3,869	$66,090
2008	$17,764	$23,131	$12,351	$3,481	$4,065	$60,792
Change	$126	$527	$4,519	$322	$(196)	$5,298
% change (2009 vs. 2008)	0.7%	2.3%	36.6%	9.3%	(4.8%)	8.7%

Stabilized	$(313)	$(169)	$941	$(121)	$(196)	$142
Non-stabilized	$439	$696	$3,578	$443	$0	$5,156
Change	$126	$527	$4,519	$322	$(196)	$5,298

•
Increased Amortization Expense. The Company allocates a portion of the purchase price paid for properties to in-place lease intangible assets.  The amortization period of these intangible assets is the term of the lease, rather than the estimated life of the buildings and improvements.  The Company accordingly initially records additional amortization expense due to this shorter amortization period, which has the effect in the short term of decreasing the Company’s net income available to common shareholders, as computed in accordance with GAAP.  Amortization expense related to in-places leases totaled $10.2 million in fiscal year 2009, compared to $10.0 million in fiscal year 2008. The increase in amortization expense in fiscal year 2009 compared to fiscal year 2008 was primarily due to property acquisitions completed by the Company in fiscal year 2009.

•
Increased Real Estate Tax Expense.  Real estate taxes on properties newly acquired in fiscal years 2009 and 2008 added $2.3 million to real estate tax expense (with our commercial medical segment accounting for $1.3 million), while real estate taxes on existing properties increased by approximately $977,000, for a total increase of $3.3 million or 12.6% in real estate tax expense in fiscal year 2009 compared to fiscal year 2008, from $26.1 million to $29.4 million.  The increase in real estate taxes was primarily due to higher value assessments or increased tax levies on our stabilized properties.

Real estate tax expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 was as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2009	$6,909	$13,850	$4,515	$1,926	$2,180	$29,380
2008	$6,494	$13,140	$2,977	$1,346	$2,142	$26,099
Change	$415	$710	$1,538	$580	$38	$3,281
% change (2009 vs. 2008)	6.4%	5.4%	51.7%	43.1%	1.8%	12.6%

Stabilized	$75	$465	$199	$200	$38	$977
Non-stabilized	$340	$245	$1,339	$380	$0	$2,304
Change	$415	$710	$1,538	$580	$38	$3,281

•
Increased Insurance Expense.  Insurance expense increased in fiscal year 2009 compared to fiscal year 2008, from $2.5 million to $3.0 million, an increase of approximately 16.8%.  Insurance expense at properties newly-acquired in fiscal years 2009 and 2008 added approximately $180,000 to insurance expense, while insurance expense at existing properties increased by approximately $245,000, for an increase of approximately $425,000 in insurance expense in fiscal year 2009 compared to fiscal year 2008.  The increase in insurance expense at stabilized properties was due to an increase in premiums.

2010 Annual Report 14

Insurance expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 was as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2009	$1,128	$1,003	$419	$175	$182	$2,957
2008	$1,070	$901	$257	$135	$169	$2,532
Change	$108	$102	$162	$40	$13	$425
% change (2009 vs. 2008)	10.1%	11.3%	63.0%	29.6%	7.7%	16.8%

Stabilized	$73	$76	$74	$9	$13	$245
Non-stabilized	$35	$26	$88	$31	$0	$180
Change	$108	$102	$162	$40	$13	$425

•
Increased Property Management Expense.  Property management expense increased in fiscal year 2009 compared to fiscal year 2008, from $14.5 million to $17.5 million, an increase of $3.0 million or approximately 20.5%.  Of this increase, approximately $1.8 million is attributable to existing properties, while $1.2 million is due to properties acquired in fiscal years 2009 and 2008 (with our commercial medical segment accounting for $826,000).  The increase at existing properties is primarily due to the increase in bad debt write-offs at our Fox River and Stevens Point projects in our commercial medical segment of $1.4 million and in our commercial retail segment of $279,000, offset by recoveries and decreased write-offs in our multi-family residential and commercial office segments compared to fiscal year 2008.

Property management expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 was as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2009	$8,355	$3,653	$4,207	$446	$807	$17,468
2008	$8,161	$3,900	$1,654	$359	$427	$14,501
Change	$194	$(247)	$2,553	$87	$380	$2,967
% change (2009 vs. 2008)	2.4%	(6.3%)	154.4%	24.2%	89.0%	20.5%

Stabilized	$(17)	$(300)	$1,727	$12	$380	$1,802
Non-stabilized	$211	$53	$826	$75	$0	$1,165
Change	$194	$(247)	$2,553	$87	$380	$2,967

2010 Annual Report 15

Comparison of Results from Commercial and Residential Properties

The following table presents an analysis of the relative investment in (corresponding to “Property owned” on the balance sheet, i.e., cost), and net operating income of, our commercial and multi-family residential properties over the past three fiscal years:

	(in thousands)
Fiscal Years Ended April 30	2010	%	2009	%	2008	%
Real Estate Investments – (cost)
Multi-Family Residential	$556,867	30.9%	$542,547	31.4%	$510,697	31.0%
Commercial Office	582,943	32.4%	571,565	33.0%	556,712	33.8%
Commercial Medical	430,229	23.9%	388,219	22.4%	359,986	21.8%
Commercial Industrial	113,249	6.3%	108,103	6.3%	104,060	6.3%
Commercial Retail	117,231	6.5%	119,151	6.9%	116,804	7.1%
Total	$1,800,519	100%	$1,729,585	100%	$1,648,259	100%
Net Operating Income
Multi-Family Residential	$37,926	27.0%	$37,796	27.2%	$35,278	27.0%
Commercial Office	45,246	32.2%	45,802	33.0%	47,836	36.6%
Commercial Medical	39,535	28.2%	36,501	26.3%	28,653	21.9%
Commercial Industrial	9,105	6.5%	9,489	6.8%	9,162	7.0%
Commercial Retail	8,602	6.1%	9,338	6.7%	9,767	7.5%
Total	$140,414	100.0%	$138,926	100.0%	$130,696	100.0%

Analysis of Lease Expirations and Credit Risk

The following table shows the annual lease expiration percentages and base rent of expiring leases for the total commercial segments properties owned by us as of April 30, 2010, for fiscal years 2011 through 2020, and the leases that will expire during fiscal year 2021 and beyond. Our multi-family residential properties are excluded from this table, since residential leases are generally for a one-year term.

Fiscal Year of Lease Expiration	Square Footage of Expiring Leases	Percentage of Total Commercial Segments Leased Square Footage	Annualized Base Rent of Expiring Leases at Expiration	Percentage of Total Commercial Segments Annualized Base Rent
2011	1,935,029	19.5%	$14,141,211	12.8%
2012	1,511,063	15.2%	14,464,586	13.0%
2013	875,328	8.8%	10,234,475	9.2%
2014	968,127	9.7%	12,251,369	11.1%
2015	654,077	6.6%	6,377,097	5.8%
2016	860,698	8.7%	8,285,183	7.5%
2017	727,390	7.3%	10,556,046	9.5%
2018	283,074	2.8%	4,642,426	4.2%
2019	520,518	5.2%	6,762,778	6.1%
2020	308,474	3.1%	3,012,911	2.7%
Thereafter	1,300,897	13.1%	20,095,598	18.1%
Totals	9,944,675	100.0%	$110,823,680	100.0%

The following table lists our top ten commercial tenants on April 30, 2010, for the total commercial segments properties owned by us as of April 30, 2010, based upon minimum rents in place as of April 30, 2010:

2010 Annual Report 16

(in thousands)
Lessee	% of Total Commercial Segments Minimum Rents as of April 30, 2010
Affiliates of Edgewood Vista	9.9%
St. Lukes Hospital of Duluth, Inc.	3.5%
Fairview Health	2.5%
Applied Underwriters	2.2%
Best Buy Co., Inc. (NYSE: BBY)	1.9%
HealthEast Care System	1.7%
USG Corp.	1.6%
Smurfit - Stone Container (Nasdaq: SSCC)	1.5%
Microsoft (Nasdaq: MSFT)	1.4%
Nebraska Orthopaedic Hospital	1.3%
All Others	72.5%
Total Monthly Rent as of April 30, 2010	100.0%

Property Acquisitions

IRET Properties paid approximately $55.4 million for real estate properties added to its portfolio during fiscal year 2010, compared to $33.8 million in fiscal year 2009. The fiscal year 2010 and 2009 additions are detailed below.

Fiscal 2010 (May 1, 2009 to April 30, 2010)

	(in thousands)
Acquisitions	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
16-unit Northern Valley Apartments - Rochester, MN	$110	$610	$0	$720
48-unit Crown Apartments - Rochester, MN	261	3,289	0	3,550
	371	3,899	0	4,270
Commercial Office
15,000 sq. ft. Minot 2505 16th Street SW - Minot, ND	372	1,724	304	2,400
	372	1,724	304	2,400
Commercial Medical
65,160 sq. ft. Casper 1930 E. 12th Street (Park Place) - Casper, WY	439	5,780	1,120	7,339
35,629 sq. ft. Casper 3955 E. 12th Street (Meadow Wind) - Casper, WY	338	5,881	1,120	7,339
47,509 sq. ft. Cheyenne 4010 N. College Drive (Aspen Wind) - Cheyenne, WY	628	9,869	1,960	12,457
54,072 sq. ft. Cheyenne 4606 N. College Drive (Sierra Hills) - Cheyenne, WY	695	7,455	1,410	9,560
35,629 sq. ft. Laramie 1072 N. 22nd Street (Spring Wind) - Laramie, WY	406	6,634	1,265	8,305
	2,506	35,619	6,875	45,000
Commercial Industrial
42,180 sq. ft. Clive 2075 NW 94th Street - Clive, IA	408	2,610	332	3,350
	408	2,610	332	3,350
Unimproved Land
Fargo 1320 45th Street N. - Fargo, ND	395	0	0	395
	395	0	0	395

Total Property Acquisitions	$4,052	$43,852	$7,511	$55,415

2010 Annual Report 17

Fiscal 2009 (May 1, 2008 to April 30, 2009)

	(in thousands)
Acquisitions and Development Projects Placed in Service	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
33-unit Minot Westridge Apartments – Minot, ND	$67	$1,887	$0	$1,954
12-unit Minot Fairmont Apartments – Minot, ND	28	337	0	365
4-unit Minot 4th Street Apartments – Minot, ND	15	74	0	89
3-unit Minot 11th Street Apartments – Minot, ND	11	53	0	64
36-unit Evergreen Apartments – Isanti, MN	380	2,720	0	3,100
10-unit 401 S. Main Apartments – Minot, ND1	0	905	0	905
71-unit IRET Corporate Plaza Apartments – Minot, ND2	0	10,824	0	10,824
	501	16,800	0	17,301
Commercial Office
22,500 sq. ft. Bismarck 715 E. Bdwy – Bismarck, ND	389	1,267	255	1,911
50,360 sq. ft. IRET Corporate Plaza – Minot, ND2	0	3,896	0	3,896
	389	5,163	255	5,807
Commercial Medical
56,239 sq. ft. 2828 Chicago Avenue – Minneapolis, MN3	0	5,052	0	5,052
31,643 sq. ft. Southdale Medical Expansion (6545 France) – Edina, MN4	0	779	0	779
	0	5,831	0	5,831
Commercial Industrial
69,984 sq. ft. Minnetonka 13600 Cty Rd 62 – Minnetonka, MN	809	2,881	310	4,000
	809	2,881	310	4,000
Unimproved Land
Bismarck 2130 S. 12th Street – Bismarck, ND	576	0	0	576
Bismarck 700 E. Main – Bismarck, ND	314	0	0	314
	890	0	0	890

Total Property Acquisitions	$2,589	$30,675	$565	$33,829

(1)
Development property placed in service November 10, 2008. Approximately $145,000 of this cost was incurred in the three months ended April 30, 2009.  Additional costs incurred in fiscal year 2008 totaled approximately $14,000 for a total project cost at April 30, 2009 of approximately $919,000.

(2)	Development property placed in service January 19, 2009. Approximately $1.8 million of the residential cost and $563,000 of the commercial office 2 project cost at April 30, 2009 of $23.3 million.
(3)
Development property placed in service September 16, 2008. Approximately $800,000 of this cost was incurred in the three months ended January 31, 2009. Additional costs incurred in fiscal years 2008 and 2007 totaled $7.8 million for a total project cost at April 30, 2009 of $12.9 million.

(4)
Development property placed in service September 17, 2008. Approximately $364,000 of this cost was incurred in the three months ended January 31, 2009. Additional costs incurred in fiscal year 2008 totaled $5.4 million for a total project cost at April 30, 2009 of $6.2 million.

Property Dispositions

During fiscal year 2010, the Company disposed of two small properties for an aggregate sale price of approximately $560,000, compared to one small property sold for approximately $70,000 during fiscal year 2009.  The fiscal year 2010 and 2009 dispositions are detailed below.

2010 Annual Report 18

Fiscal 2010 (May 1, 2009 to April 30, 2010)

	(in thousands)
Dispositions	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multi-Family Residential
42 – unit Sweetwater Properties – Grafton, ND	$450	$382	$68

Commercial Office
10,126 sq ft. 12 South Main – Minot, ND	110	110	0

Total Property Dispositions	$560	$492	$68

Fiscal 2009 (May 1, 2008 to April 30, 2009)

	(in thousands)
Dispositions	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multi-Family Residential
1 - unit 408 1st Street SE – Minot, ND	$70	$16	$54

Total Property Dispositions	$70	$16	$54

Funds From Operations

IRET considers Funds from Operations (“FFO”) a useful measure of performance for an equity REIT. IRET uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) in 1991, as clarified in 1995, 1999 and 2002. NAREIT defines FFO to mean “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  Because of limitations of the FFO definition adopted by NAREIT, IRET has made certain interpretations in applying the definition.  IRET believes all such interpretations not specifically provided for in the NAREIT definition are consistent with the definition.

IRET management considers that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, is useful to investors in providing an additional perspective on IRET’s operating results. Historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation, that the value of real estate assets decreases predictably over time.  However, real estate asset values have historically risen or fallen with market conditions.  NAREIT’s definition of FFO, by excluding depreciation costs, reflects the fact that depreciation charges required by GAAP may not reflect underlying economic realities.  Additionally, the exclusion, in NAREIT’s definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets, allows IRET management and investors to better identify the operating results of the long-term assets that form the core of IRET’s investments, and assists in comparing those operating results between periods.  FFO is used by IRET’s management and investors to identify trends in occupancy rates, rental rates and operating costs.

While FFO is widely used by REITs as a primary performance metric, not all real estate companies use the same definition of FFO or calculate FFO in the same way. Accordingly, FFO presented here is not necessarily comparable to FFO presented by other real estate companies.

FFO should not be considered as an alternative to net income as determined in accordance with GAAP as a measure of IRET’s performance, but rather should be considered as an additional, supplemental measure, and should be

2010 Annual Report 19

viewed in conjunction with net income as presented in the consolidated financial statements included in this report. FFO does not represent cash generated from operating activities in accordance with GAAP, and is not necessarily indicative of sufficient cash flow to fund all of IRET’s needs or its ability to service indebtedness or make distributions.

FFO applicable to common shares and limited partnership units for the fiscal year ended April 30, 2010 decreased to $61.5 million, compared to $64.6 million and $64.2 million for the fiscal years ended April 30, 2009 and 2008, respectively. The decrease in FFO was due to those factors discussed above in the sections titled “Changes in Expenses and Net Income” and “Factors Impacting Net Income During Fiscal Year 2010 as Compared to Fiscal Year 2009.”

Reconciliation of Net Income Attributable to Investors Real Estate Trust to Funds From Operations

For the years ended April 30, 2010, 2009 and 2008:

	(in thousands, except per share and unit amounts)
Fiscal Years Ended April 30,	2010				2009				2008
	Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)

Net income attributable to Investors Real Estate Trust	$4,001		$		$8,526		$		$12,088		$
Less dividends to preferred shareholders	(2,372)				(2,372)				(2,372)
Net income available to common shareholders	1,629	69,093		0.03	6,154	58,603		0.11	9,716	53,060		0.18
Adjustments:
Noncontrolling interests – Operating Partnership	562	20,825			2,227	21,217			3,677	20,417
Depreciation and amortization(1)	59,383				56,295				51,303
Gains on depreciable property sales	(68)				(54)				(514)
Funds from operations applicable to common shares and Units	$61,506	89,918		$0.69	$64,622	79,820		$0.81	$64,182	73,477		$0.87

(1)
Real estate depreciation and amortization consists of the sum of depreciation/amortization related to real estate investments and amortization related to non-real estate investments from the Consolidated Statements of Operations, totaling $59,763, $56,714 and $51,518 and depreciation/amortization from Discontinued Operations of $0, $0 and $47, less corporate-related depreciation and amortization on office equipment and other assets of $380, $419 and $262 for the fiscal year ended April 30, 2010, 2009 and 2008.

(2)	UPREIT Units of the Operating Partnership are exchangeable for common shares of beneficial interest on a one-for-one basis.
(3)	Net income is calculated on a per share basis. FFO is calculated on a per share and unit basis.

2010 Annual Report 20

Cash Distributions

The following cash distributions were paid to our common shareholders and UPREIT unitholders during fiscal years 2010, 2009 and 2008:

	Fiscal Years
Quarters	2010	2009	2008
First	$.1705	$.1685	$.1665
Second	.1710	.1690	.1670
Third	.1715	.1695	.1675
Fourth	.1715	.1700	.1680
	$.6845	$.6770	$.6690

The fiscal year 2010 cash distributions increased 1.1% over the cash distributions paid during fiscal year 2009, and fiscal year 2009 cash distributions increased 1.2% over the cash distributions paid during fiscal year 2008.

Liquidity and Capital Resources

Overview

The Company’s principal liquidity demands are maintaining distributions to the holders of the Company’s common and preferred shares of beneficial interest and UPREIT Units, capital improvements and repairs and maintenance to the Company’s properties, acquisition of additional properties, property development, tenant improvements and debt service and repayments.

The Company has historically met its short-term liquidity requirements through net cash flows provided by its operating activities, and, from time to time, through draws on its unsecured lines of credit. Management considers the Company’s ability to generate cash from property operating activities, cash-out refinancing of existing properties and, from time to time, draws on its line of credit to be adequate to meet all operating requirements and to make distributions to its shareholders in accordance with the REIT provisions of the Internal Revenue Code. Budgeted expenditures for ongoing maintenance and capital improvements and renovations to our real estate portfolio are also generally expected to be funded from existing cash on hand, cash flow generated from property operations, cash-out refinancing of existing properties, and/or new borrowings. However, the commercial and residential real estate markets continue to experience significant challenges including reduced occupancies and rental rates as well as severe restrictions on the availability of financing.  In the event of further deterioration in property operating results, or absent the Company’s ability to successfully continue cash-out refinancing of existing properties and/or new borrowings, the Company may need to consider additional cash preservation alternatives, including scaling back development activities, capital improvements and renovations and reducing the level of distributions to shareholders. At its regularly-scheduled meeting in the fourth quarter of fiscal year 2010, the Company’s Board of Trustees thought it prudent, given the current economic environment and the challenges facing the real estate industry in particular, to maintain the Company’s common share/unit distribution at its current level ($0.1715 per share/unit), rather than continue the small quarterly increases in the distribution that had previously been the Company’s practice.  Company management and the Board continue to monitor closely the Company’s operating results, in particular cash flows from operations, which are an important factor in the Company’s ability to sustain its distribution at its current rate.  For the fiscal year ended April 30, 2010, we paid distributions of $50.8 million in cash and $10.5 million in common shares pursuant to our DRIP to common shareholders and unitholders of the Operating Partnership, as compared to net cash provided by operating activities of $61.4 million and funds from operations of $61.5 million.  The Company cannot rule out the need in future for a reduction in the current amount of the distribution paid on the Company’s common shares and units.

To the extent the Company does not satisfy its long-term liquidity requirements, which consist primarily of maturities under the Company’s long-term debt, construction and development activities and potential acquisition opportunities, through net cash flows provided by operating activities and its credit facilities, the Company intends to satisfy such requirements through a combination of funding sources which the Company believes will be available to it, including the issuance of UPREIT Units, additional common or preferred equity, proceeds from the sale of properties, and additional long-term secured or unsecured indebtedness.  However, our ability to raise funds through the sale of equity securities, the sale of properties, and additional long-term secured or unsecured borrowings is dependent on, among other things, general economic conditions, general market conditions for REITs,

2010 Annual Report 21

our operating performance, and the current trading price of our common shares, and the capital and debt markets may not consistently be available at all or on terms that we consider attractive. In particular, as a result of the continuing economic downturn and turmoil in the capital markets, the availability of secured and unsecured loans has been sharply curtailed. We cannot predict how long these conditions will continue. As a result of general economic conditions in our markets, economic downturns affecting the ability to attract and retain tenants, unfavorable fluctuations in interest rates or our share price, unfavorable changes in the supply of competing properties, or our properties not performing as expected, we may not generate sufficient cash flow from operations or otherwise have access to capital on favorable terms, or at all. If we are unable to obtain capital from other sources, we may not be able to pay the distribution required to maintain our status as a REIT, make required principal and interest payments, make strategic acquisitions or make necessary routine capital improvements or undertake re-development opportunities with respect to our existing portfolio of operating assets. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage could foreclose on the property, resulting in loss of income and asset values.

Sources and Uses of Cash

As of April 30, 2010, the Company had three unsecured lines of credit, in the amounts of $1.1 million, $12.0 million and $14.0 million, respectively, from (1) United Community Bank, Minot, ND; (2) First Western Bank and Trust, Minot, ND; and (3) First International Bank and Trust, Watford City, ND. As of April 30, 2010, the Company had outstanding balances of $1.0 million at United Community Bank and $4.0 million at First International Bank and Trust. Borrowings under the lines of credit bear interest based on the following, respectively: (1) 5.75%, (2) 175 basis points below the Wall Street Journal Prime Rate with a floor of 5.25% and a ceiling of 8.25%, and (3) 50 basis points above the Wall Street Journal Prime Rate with a floor of 6.20%. Increases in interest rates will increase the Company’s interest expense on any borrowings under its lines of credit, and as a result will affect the Company’s results of operations and cash flows. The Company’s lines of credit with United Community Bank, First Western Bank and First International Bank and Trust expire in August 2010, December 2011 and December 2010, respectively.  The Company expects to renew these lines of credit prior to their expiration.  In addition to these three lines of credit, the Company also has a $5.0 million line of credit maturing in November 2010 with Dacotah Bank in Minot, North Dakota. Of the $4.9 million drawn on this line, the Company includes $3.4 million in mortgages payable on the Company’s balance sheet, as secured by six small apartment properties owned by the Company, with the remaining $1.5 million included in revolving lines of credit. The Company also maintains compensating balances, not restricted as to withdrawal, with several financial institutions in connection with financing received from those institutions and/or to ensure future credit availability, as follows: Dacotah Bank, Minot, North Dakota, a deposit of $100,000; United Community Bank, Minot, North Dakota, deposit of $370,000; Commerce Bank, A Minnesota Banking Corporation, deposit of $250,000, and First International Bank, Watford City, North Dakota, deposit of $3.2 million.  The approximately $45.0 million purchase price paid by the Company for its acquisition in the third quarter of fiscal year 2010 of five Wyoming assisted living facilities was funded with cash in the amount of approximately $8.5 million, and with the proceeds of a $36.5 million loan from First International Bank and Trust, Watford City, North Dakota. The Company repaid the First International loan in the fourth quarter of fiscal year 2010.

In September 2008, the Company filed a shelf registration statement on Form S-3 to offer for sale from time to time common shares and preferred shares.  This registration statement was declared effective in October 2008.  We may sell any combination of common shares and preferred shares up to an aggregate initial offering price of $150.0 million during the period that the registration statement remains effective.  During fiscal year 2010, the Company issued 12.2 million common shares under this registration statement, for net proceeds of approximately $96.9 million, before offering expenses.  These shares were issued in two public offerings in June 2009 and October 2009, respectively.  Additionally, in fiscal year 2010 the Company sold 1.2 million common shares under this registration statement, under its continuous offering program with Robert W. Baird & Co. Incorporated as sales agent, for net proceeds of approximately $10.2 million, before offering expenses but after underwriting discounts and commissions.  As of April 30, 2010, the Company had available securities under this registration statement in the aggregate amount of approximately $33.4 million.  This amount is reserved for issuance under the Company’s continuous offering program with Robert W. Baird & Co. Incorporated.

In April 2010, the Company filed a shelf registration statement on Form S-3 to register any combination of common shares and preferred shares up to an aggregate initial offering price of $150.0 million during the period that the

2010 Annual Report 22

registration statement remains effective.  To date the Company has not issued any common or preferred shares under this registration statement.

Continued stresses in the United States economy and ongoing tightening in the credit markets continue to result in uncertainty regarding the availability of financing to the commercial real estate sector.  In IRET’s recent experience, while loan terms, underwriting standards and interest rate spreads have changed significantly compared to the last five years, they are still within or close to historical norms.  However, while to date there has been no material negative impact on our ability to borrow in our multi-family segment, the events involving both the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae), resulting in the U.S. government’s decision to place them into indefinite conservatorship, do present an environment of heightened risk for us. IRET obtains a majority of its multi-family debt from primarily Freddie Mac. Our current plan is to refinance a majority of our maturing multi-family debt with these two entities, so any change in their ability to lend going forward will most likely result in higher loan costs for us; accordingly, we are closely monitoring ongoing announcements surrounding both firms. As of April 30, 2010, approximately 33.5%, or $27.1 million of our mortgage debt maturing in the next twelve months is placed on multi-family residential assets, and approximately 66.5%, or $53.7 million, is placed on properties in our four commercial segments. Mortgage debt maturing in the first two quarters of fiscal year 2011 consists of approximately $1.8 million on multi-family residential assets, and approximately $8.0 million on properties in our four commercial segments. Of this $9.8 million, we have to-date refinanced approximately $612,000 in commercial debt, and are working to either renew, payoff with cash or apply  credit line facilities to the remainder of the maturing debt.

Uncertainty regarding the pricing of commercial real estate and the curtailment of available financing to facilitate transactions has reduced IRET’s ability to rely on cash-out refinancings and proceeds from the sale of real estate to provide funds for investment opportunities.  Additionally, in IRET’s view, current market conditions are not yet favorable for acquisitions and development, and consequently the potential for growth in net income from acquisitions and development is anticipated to be limited in fiscal year 2011.

Despite these market uncertainties, and a continued tightening in credit standards by lenders, IRET during fiscal year 2010 acquired properties with an investment cost totaling $55.4 million. The Company had no material dispositions during fiscal year 2010.

The Company has a Distribution Reinvestment and Share Purchase Plan (“DRIP”). The DRIP provides shareholders of the Company an opportunity to invest their cash distributions in common shares of the Company at a discount (currently 5%) from the market price, and to purchase additional common shares of the Company with voluntary cash contributions, also at a discount to the market price. During fiscal year 2010, approximately 1.4 million common shares were issued under this plan, with an additional 1.3 million common shares issued during fiscal year 2009, and 1.2 million common shares issued during fiscal year 2008.

The issuance of UPREIT Units for property acquisitions continues to be a source of capital for the Company.  Approximately 390,000 units were issued in connection with property acquisitions during fiscal year 2010, and approximately 362,000 units and 2.3 million units, respectively, were issued in connection with property acquisitions during fiscal years 2009 and 2008.

As a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, the Company’s equity capital increased during fiscal 2010 by $118.9 million. Additionally, the equity capital of the Company increased by $3.9 million as a result of contributions of real estate in exchange for UPREIT units, as summarized above, resulting in a total increase in equity capital of $122.8 million from these sources during fiscal year 2010. The Company’s equity capital increased by $21.1 million and $100.9 million in fiscal years 2009 and 2008, respectively, as a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, and contributions of real estate in exchange for UPREIT units.

Cash and cash equivalents on April 30, 2010 totaled $54.8 million, compared to $33.2 million and $53.5 million on the same date in 2009 and 2008, respectively. Despite a decrease in net income, net cash provided by operating activities increased slightly to $61.4 million in fiscal year 2010 from $60.1 million in fiscal year 2009, due to multiple factors including changes in accounts receivable, accounts payable and other non-cash items. Net cash provided by operating activities decreased to $60.1 million in fiscal year 2009 from $61.9 million in fiscal year

2010 Annual Report 23

2008, due primarily to decreased net income as a result of higher maintenance costs.

Net cash used by investing activities increased to $79.0 million in fiscal year 2010, from $54.4 million in fiscal year 2009. Net cash used by investing activities was $145.3 million in fiscal year 2008. The increase in net cash used in investing activities in fiscal year 2010 compared to fiscal year 2009 was primarily a result of greater expenditures for acquisitions and improvements of real estate investments. Net cash provided by financing activities during fiscal year 2010 was $39.1 million, compared to $26.0 million used by financing activities during fiscal year 2009. The difference was due primarily to an increase in proceeds from the sale of common shares and an increase in proceeds from mortgage borrowings and refinancings, net of principal payments on mortgages. Net cash used by financing activities during fiscal year 2009 was $26.0 million, compared to $92.3 million provided by financing activities during fiscal year 2008, due primarily to a decrease in proceeds received from mortgage borrowings and refinancings.

Financial Condition

Mortgage Loan Indebtedness. Mortgage loan indebtedness was $1.1 billion on April 30, 2010 and 2009. Approximately 97.3% of such mortgage debt is at fixed rates of interest, with staggered maturities. This limits the Company’s exposure to changes in interest rates, which minimizes the effect of interest rate fluctuations on the Company’s results of operations and cash flows. As of April 30, 2010, the weighted average rate of interest on the Company’s mortgage debt was 6.17%, compared to 6.30% on April 30, 2009.

Revolving lines of credit. As of April 30, 2010, the Company had outstanding balances of $4.0 million under its unsecured credit line with First International Bank and Trust, $1.0 million under its unsecured credit line with United Community Bank, and no amount outstanding under its unsecured credit line with First Western Bank and Trust. In addition to these three lines of credit, the Company also has a $5.0 million line of credit with Dacotah Bank. Of the $4.9 million drawn on this line, the Company includes $3.4 million in mortgages payable on the Company’s balance sheet, as secured by six small apartment properties owned by the Company, with the remaining $1.5 million included in revolving lines of credit. As of April 30, 2009, the Company had $4.0 million and $5.0 million drawn on its credit lines with First International Bank and Trust and Dacotah Bank, respectively, and had no outstanding amounts under its credit lines with Bremer Bank and First Western Bank and Trust. Of the $5.0 million drawn on the Dacotah Bank line at April 30, 2009, the Company included $3.5 million in mortgages payable on the Company’s balance sheet, as secured by six small apartment properties owned by the Company, with the remaining $1.5 million included in revolving lines of credit.

Mortgage Loans Receivable. Mortgage loans receivable net of allowance decreased to approximately $158,000 at April 30, 2010, from approximately $160,000 at April 30, 2009.

Property Owned. Property owned increased to $1.8 billion at April 30, 2010, from $1.7 billion at April 30, 2009. The increase resulted primarily from the acquisition of the additional investment properties as described in the “Property Acquisitions” subsection of this Management’s Discussion and Analysis of Financial Condition and Results of Operations and improvements at existing properties.

Cash and Cash Equivalents. Cash and cash equivalents on April 30, 2010, totaled $54.8 million, compared to $33.2 million on April 30, 2009. The increase in cash on hand on April 30, 2010, as compared to April 30, 2009, was due primarily to an increase in proceeds from the sale of common shares.

Marketable Securities. IRET’s investment in marketable securities classified as available-for-sale was approximately $420,000 on April 30, 2010 and 2009. Marketable securities are held available for sale and, from time to time, the Company invests excess funds in such securities or uses the funds so invested for operational purposes.

Operating Partnership Units. Outstanding limited partnership units in the Operating Partnership decreased to 20.5 million units on April 30, 2010, compared to 20.8 million units on April 30, 2009. The decrease in units outstanding at April 30, 2010 as compared to April 30, 2009, resulted primarily from the conversion of units to shares, net of units issued in exchange for property.

Common and Preferred Shares of Beneficial Interest. Common shares of beneficial interest outstanding on April 30, 2010 totaled 75.8 million compared to 60.3 million common shares outstanding on April 30, 2009. This increase in common shares outstanding from April 30, 2009 to April 30, 2010 was due to the issuance of common shares

2010 Annual Report 24

pursuant to our shelf registration statement and distribution reinvestment plan. During the fourth quarter of fiscal year 2010, the Company sold 1.2 million common shares under its continuous offering program with Robert W. Baird & Co. Incorporated as sales agent.  The net proceeds (before offering expenses but after underwriting discounts and commissions) from the offering of $10.2 million through April 30, 2010 will be used for general corporate purposes.  During the second quarter of fiscal year 2010, IRET completed a public offering of 9.2 million common shares of beneficial interest at $8.25 per share (before underwriting discounts and commissions). Proceeds of the offering included in equity totaled $72.1 million after deducting underwriting discounts and commissions but before deducting offering expenses. During the first quarter of fiscal year 2010, IRET completed a public offering of 3.0 million common shares of beneficial interest at $8.70 per share (before underwriting discounts and commissions). Proceeds of the offering included in IRET shareholder’s equity totaled $24.8 million after deducting underwriting discounts and commissions but before deducting offering expenses. The Company issued common shares pursuant to our Distribution Reinvestment and Share Purchase Plan, consisting of approximately 1.4 million common shares issued during fiscal year 2010, for a total value of approximately $11.9 million. Conversions of approximately 707,000 UPREIT Units to common shares during fiscal year 2010, for a total of approximately $3.8 million in IRET shareholders’ equity, also increased the Company’s common shares of beneficial interest outstanding during the twelve months ended April 30, 2010 compared to the twelve months ended April 30, 2009. Preferred shares of beneficial interest outstanding on April 30, 2010 and 2009 totaled 1.2 million.

Contractual Obligations and Other Commitments

The primary contractual obligations of the Company relate to its borrowings under its four lines of credit and mortgage notes payable. The Company had $6.5 million outstanding under its lines of credit at April 30, 2010. The principal and interest payments on the mortgage notes payable for the years subsequent to April 30, 2010, are included in the table below as “Long-term debt.” Interest due on variable rate mortgage notes is calculated using rates in effect on April 30, 2010. The “Other Debt” category consists of an unsecured promissory note issued by the Company to the sellers of an office/warehouse property located in Minnesota.  The Company acquired this property in fiscal year 2009 for a purchase price of $4.0 million, consisting of $3.0 million in cash and the $1.0 million balance payable under a promissory note with a ten-year term.  If the tenant defaults in the initial term of the lease, the then-current balance of the promissory note is forfeited to the Company.

As of April 30, 2010, the Company was a tenant under operating ground or air rights leases on eleven of its properties. The Company pays a total of approximately $501,000 per year in rent under these leases, which have remaining terms ranging from 3 to 91 years, and expiration dates ranging from July 2012 to October 2100.

Purchase obligations of the Company represent those costs that the Company is contractually obligated to pay in the future. The Company’s significant purchase obligations as of April 30, 2010, which the Company expects to finance through debt and operating cash, are summarized in the following table. The significant components in the purchase obligation category are costs for construction and expansion projects and capital improvements at the Company’s properties. Purchase obligations that are contingent upon the achievement of certain milestones are not included in the table below, nor are service orders or contracts for the provision of routine maintenance services at our properties, such as landscaping and grounds maintenance, since these arrangements are generally based on current needs, are filled by our service providers within short time horizons, and may be cancelled without penalty. The expected timing of payment of the obligations discussed below is estimated based on current information.

	(in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt (principal and interest)	$1,423,621	$171,188	$270,035	$240,316	$742,082
Other Debt (principal and interest)	$1,456	$60	$217	$205	$974
Operating Lease Obligations	$25,461	$501	$1,000	$1,001	$22,959
Purchase Obligations	$5,297	$5,297	$0	$0	$0

Off-Balance-Sheet Arrangements

As of April 30, 2010, the Company had no significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

2010 Annual Report 25

Recent Developments

Common and Preferred Share Distributions. On June 30, 2010, the Company paid a distribution of 51.56 cents per share on the Company’s Series A Cumulative Redeemable Preferred Shares, to preferred shareholders of record on June 15, 2010. On July 1, 2010, the Company paid a distribution of 17.15 cents per share on the Company’s common shares of beneficial interest, to common shareholders and UPREIT unitholders of record on June 15, 2010.

Pending Acquisitions and Dispositions.  The Company has signed an agreement for the purchase of two medical office buildings: a one-story, approximately 14,705 square foot medical building located in Billings, Montana, and a one-story, approximately 14,640 square foot medical building located in Missoula, Montana, for a purchase price totaling approximately $5.2 million, of which approximately $4.3 million would consist of the assumption of existing debt, with the remaining approximately $957,000 paid in cash. This proposed acquisition is subject to various closing conditions and contingencies, and no assurances can be given that the transaction will be completed.  The Company has also signed an agreement for the purchase of a two-building senior housing complex located in Minot, North Dakota, consisting of two single-story facilities with a combined total of approximately 169 units/beds, for a purchase price of approximately $15.2 million, of which approximately $5.7 million would consist of the assumption of existing debt, with the remaining approximately $9.5 million to be paid in cash. This pending acquisition is subject to various closing conditions and contingencies, and no assurances can be given that the acquisition will be completed.

The Company is marketing for sale its 504-unit Dakota Hill multi-family residential property in Irving, Texas. A sales agreement for the property was terminated by a prospective buyer during the third quarter of fiscal year 2010; during the fourth quarter the Company signed a sales agreement for the property with a different prospective purchaser. During the fourth quarter of fiscal year 2010, the Company refinanced the Dakota Hill property, replacing existing mortgage debt of approximately $22.4 million with new debt totaling approximately $23.5 million, with a maturity date of February 1, 2017. The Company has also signed agreements for the sale of three multi-family residential properties in Colorado: the Company’s 210-unit Miramont and 195-unit Pinecone Apartments in Ft. Collins, Colorado and its 192-unit Neighborhood Apartments in Colorado Springs, Colorado.  These proposed dispositions are subject to various closing conditions and contingencies, and no assurances can be given that these transactions will be completed.

Development Projects.  During the third quarter of fiscal year 2010, the Company acquired an approximately 6.8 acre parcel of vacant land located in Fargo, North Dakota for a purchase price of approximately $395,000. The Company has constructed an office/warehouse facility on this property occupied by a single tenant, with the lease for this property commencing on July 1, 2010.  The Company estimates that its final cost to construct the facility will be approximately $4.1 million, including the cost of the land plus imputed construction interest.

Subsequent to the fourth quarter of fiscal year 2010, on July 3, 2010, the Company signed an agreement for the construction of an addition to its existing Edgewood Vista assisted living facility in Spearfish, South Dakota.  This development project will add dining and garage facilities and approximately 23 senior housing apartments to the existing facility for an estimated total cost of $2.6 million.  Completion of the addition is expected in January 2011.

Fox River and Stevens Point Tenant Bankruptcy. The tenants in IRET’s Fox River senior housing project in Grand Chute, Wisconsin, and Stevens Point senior housing project in Stevens Point, Wisconsin, affiliates of Sunwest Management, Inc., declared bankruptcy in December 2008. IRET’s investment in the Fox River and Stevens Point properties leased to these Sunwest affiliates is approximately $3.8 million and $14.8 million, respectively.  Subsequent to the end of fiscal year 2010, IRET negotiated a Settlement and Lease Modification Agreement with the parent company of its tenants in these projects and with the court-appointed receiver; under the terms of this agreement, the effectiveness of which is subject to confirmation of the debtors’ Plan of Reorganization by the bankruptcy court, IRET would receive a cash payment of $2.2 million to settle its claims in bankruptcy against its tenants, and the Stevens Point lease would be modified to reduce the Annual Rent due under the lease to $1.0 million (or approximately $85,000 per month), compared to $1.4 million (or approximately $113,000 per month) under the lease as originally written.  The Stevens Point lease would be assigned to an acquiring entity formed by Blackstone Ventures.  The Fox River lease is not being assumed or assigned, and IRET is continuing to evaluate its options in regard to this project; at this time IRET considers that, subject to its analysis of market conditions, it will proceed to market the Fox River property in an attempt to recover its investment and provide some return on investment.

2010 Annual Report 26

Related Party Transaction.  Subsequent to the end of fiscal year 2010, on May 21, 2010, the Company closed on a mortgage loan from First International Bank and Trust, of which Stephen L. Stenehjem, a member of the Company’s Board of Trustees, is the President and Chief Executive Officer.  The loan, in the amount of $3.2 million, is secured by a first mortgage on the Company’s MedPark Mall property in Grand Forks, North Dakota, and has a 5-year term, a 20-year amortization, and an interest rate of 6.25% per annum.

2010 Annual Report 27